Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made and effective this 26th day of March, 2004, by and between XOMA (US) LLC (“XOMA” or the “Company”), a Delaware limited liability company with its principal office at 2910 Seventh Street, Berkeley, California, and Patrick J. Scannon, M.D., Ph.D., (“Executive”), an individual residing at 176 Edgewood, San Francisco, California.

WHEREAS, the Company wishes to enter into this Agreement to assure the Company of the continued services of Executive; and

WHEREAS, Executive is willing to enter into this Agreement and to continue to serve in the employ of the Company upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, for the period referred to in Section 3 hereof and upon the other terms and conditions herein provided.

2. Position and Responsibilities. The Company agrees to employ Executive in the position of Senior Vice President and Chief Scientific and Medical Officer, and Executive agrees to serve as Senior Vice President and Chief Scientific and Medical Officer, for the term and on the conditions hereinafter set forth. Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by the Chairman of the Board, President and Chief Executive Officer of the Company (the “Chairman”).

3. Term and Duties.

(a) Term of Employment. This Agreement shall become effective and the term of employment pursuant to this Agreement shall commence on March 26, 2004 and will continue until March 25, 2005, when it will terminate unless it is extended by mutual written consent of Executive and the Company or unless Executive’s employment is terminated by the Company or he resigns from the Company’s employ as described herein.

(b) Duties. During the period of his employment hereunder Executive shall serve the Company as its Senior Vice President and Chief Scientific and Medical Officer, and except for illnesses, vacation periods and reasonable leaves of absence, Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

So long as Executive is Senior Vice President and Chief Scientific and Medical Officer of the Company, he will discharge all duties incidental to such office and such further duties as may be reasonably assigned to him from time to time by the Chairman.

4. Compensation and Reimbursement of Expenses.

(a) Compensation. For all services rendered by Executive as Senior Vice President and Chief Scientific and Medical Officer during his employment under this Agreement, the Company shall pay Executive as compensation a salary at a rate of not less than $340,000 per annum. All taxes and governmentally required withholding shall be deducted in conformity with applicable laws.

(b) Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement in a manner consistent with past Company practice. The Company further agrees to furnish Executive with such assistance and accommodations as shall be suitable to the character of Executive’s position with the Company, adequate for the performance of his duties and consistent with past Company practice.

5. Participation in Benefit Plans. The payments provided in Section 4 hereof are in addition to benefits Executive is entitled to under any group hospitalization, health, dental care, disability insurance, surety bond, death benefit plan, travel and/or accident insurance, other allowance and/or executive compensation plan, including, without limitation, any senior staff incentive plan, capital accumulation and termination pay programs, restricted or non-restricted share purchase plan, share option plan, retirement income or pension plan or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible, and Executive shall be eligible to receive during the period of his employment under this Agreement, and during any subsequent period(s) for which he shall be entitled to receive payment from the Company under paragraph 6(b) below, all benefits and emoluments for which key executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

6. Payments to Executive Upon Termination of Employment.

(a) Termination. Upon the occurrence of an event of termination (as hereinafter defined) during the period of Executive’s employment under this Agreement, the provisions of this paragraph 6(a) and paragraph 6(b) shall apply. As used in this Agreement, an “event of termination” shall mean and include any one or more of the following:

(i) The termination by the Company of Executive’s employment hereunder for any reason other than pursuant to paragraph 6(c); or

(ii) Executive’s resignation from the Company’s employ, upon not less than thirty (30) days’ prior written notice.

(b) Continuation of Salary and Other Benefits. Upon the occurrence of an event of termination under paragraph 6(a), the Company (i) shall, subject to the provisions of Section 7 below, pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries of his estate, as the case may be, as severance pay or liquidated damages, or both, semi-monthly for a period of twelve (12) months following the event of termination (the “Severance Payment Period”), a sum equal to his current salary in effect at the time of the event of termination, but in no case less than $340,000 per annum, (ii) shall continue to provide the other benefits referred to in Section 5 hereof until the end of the Severance Payment Period or until Executive becomes employed elsewhere, whichever is earlier, and (iii) shall continue to provide the benefits provided for in paragraph 4(c) to the extent of expenses incurred but not reimbursed prior to the event of termination. Such payments shall commence on the last day of the next regular pay period following the date of the event of termination, or, at the election of the Company, may be paid in one lump sum or in such other installments as may be mutually agreed between the Company and Executive or, in the event of his subsequent death, his beneficiary or beneficiaries or legal representative, as the case may be.

(c) Other Termination of Employment. Notwithstanding paragraphs 6(a) and (b) or any other provision of this Agreement to the contrary, if on or after the date of this Agreement and prior to the end of the term hereof:

(i) Executive has been convicted of any crime or offense constituting a felony under applicable law, including, without limitation, any act of dishonesty such as embezzlement, theft or larceny;

(ii) Executive shall act or refrain from acting in respect of any of the duties and responsibilities which have been assigned to him in accordance with this Agreement and shall fail to desist from such action or inaction within ten (10) days (or such longer period of time, not exceeding ninety (90) days, as Executive shall in good faith and the exercise of reasonable efforts require to desist from such action or inaction) after Executive’s receipt of notice from the Company of such action or inaction and the Board of Directors determines that such action or inaction constituted gross negligence or a willful act of malfeasance or misfeasance of Executive in respect of such duties; or

(iii) Executive shall breach any material term of this Agreement and shall fail to correct such breach within ten (10) days (or such longer period of time, not exceeding ninety (90) days, as Executive shall in good faith and the exercise of reasonable efforts require to cure such breach) after Executive’s receipt of notice from the Company of such breach;

then, and in each such case, the Company shall have the right to give notice of termination of Employee’s services hereunder as of a date (not earlier than fourteen (14) days from such notice) to be specified in such notice and this Agreement (other than the provisions of Section 7 hereof) shall terminate on such date.

7. Post-Termination Obligations. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with the following provisions during the term of his employment and for the Severance Payment Period:

(a) Confidential Information and Competitive Conduct. Executive shall not, to the detriment of the Company, disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its affiliates or to any businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company. Executive shall not otherwise act or conduct himself to the material detriment of the Company or its affiliates, or in a manner which is inimical or contrary to the interests thereof, and shall not, directly or indirectly, engage in, enter the employ of or render any service to any person, firm or business in direct competition with any part of the business being conducted by the Company; provided, however, that Executive’s ownership less than five percent (5%) of the outstanding stock of a corporation shall not be itself be deemed to constitute such competition. Executive recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this paragraph 7(a) are required for the reasonable protection of the Company and its investments. For purposes hereof, “direct competition” means the pursuit of one or more of the same therapeutic or diagnostic indications utilizing a substantially similar scientific basis.

(b) Failure of Executive to Comply. If, for any reason other than death or disability, Executive shall, without written consent of the Company, fail to comply with the provisions of paragraph 7(a) above, his rights to any future payments or other benefits hereunder shall terminate, and the Company’s obligations to make such payments and provide such benefits shall cease.

(c) Remedies. Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of this Section 7 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

8. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreements between the Company and Executive.

9. General Provisions.

(a) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective permitted successors and assigns.

(b) Legal Expenses. In the event that Executive incurs legal expenses in contesting any provision of this Agreement and such contest results in a determination that the Company has breached any of its obligations hereunder, Executive shall be reimbursed by the Company for such legal expenses.

10. Successors and Assigns.

(a) Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and assigns.

(b) Assignment by Executive. Executive may not assign this Agreement in whole or in part.

11. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived.

12. Severability. In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision. If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13. Governing Law. This Agreement has been executed and delivered in the State of California, and its validity interpretation, performance, and enforcement shall be governed by the laws of said State.

IN WITNESS WHEREOF, XOMA has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

XOMA (US) LLC

/s/ JOHN L. CASTELLO
John L. Castello
Chairman of the Board, President
and Chief Executive Officer

/s/ PATRICK J. SCANNON, M.D., PH.D.
Patrick J. Scannon, M.D., Ph.D.

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